Exhibit 23.1

Consent from Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-149888 on Form S-8 of our report dated April 29, 2010 relating to the consolidated financial statements of China Digital TV Holding Co., Ltd., its subsidiaries, its variable interest entity (the “VIE”) and the VIE’s subsidiaries (collectively, the “Group”) (which report expressed an unqualified opinion and included an explanatory paragraph relating to the retrospective application of authoritative guidance on noncontrolling interests,  previously issued as Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, now codified in Accounting Standards Codification Topic 810, Consolidation, which was adopted by the Group on January 1, 2009) and our report dated April 29, 2010 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People’s Republic of China
April 29, 2010